As filed with the Securities and Exchange Commission on February 11, 2025

Registration No. 333-284614

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	899	99-3527155
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

Telephone: 339-222-6714

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randy Seidl

Chief Executive Officer

4851 Tamiami Trail N, Suite 200
Naples, FL 34103

Telephone: 339-222-6714

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joel L. Rubinstein White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 819-8200	Stephen J. Doyle TCF Law Group, PLLC 21 Pleasant Street, Suite 237 Newburyport, MA 01950 Telephone: (617) 275-8080

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging growth company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Rule 429 Statement

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement on Form S-1 (referred to herein as the Registration Statement) will be used as a combined prospectus in connection with this Registration Statement and the registrant’s Registration Statement on Form S-4 (File No. 333-283425), that was originally declared effective by the Securities and Exchange Commission on December 10, 2024 (as amended, the “Prior Registration Statement”). Accordingly, this Registration Statement also constitutes Post-Effective Amendment No. 1 on Form S-4 to the Prior Registration Statement. Such Post-Effective Amendment will become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-1 (File No. 333-284614) (the “Registration Statement”) is being filed as an exhibits-only filing solely for the purpose of filing Exhibit 5.1. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and the signature pages to Part II of the Registration Statement. This Amendment No. 1 does not contain a copy of the prospectus included in the Registration Statement, which remains unchanged, and consists only of the cover page, this explanatory note, Part II of the Registration Statement and Exhibit 5.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the Class A Common Stock being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee		$2,850.43
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing and miscellaneous expenses		*

Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

The Company will generally bear all costs, fees and expenses incurred in effecting the registration of the Class A Common Stock covered by this Registration Statement, including all registration and filing fees, Nasdaq listing fees and fees and expenses of the Company’s counsel and independent registered public accountants. All amounts are estimates except the SEC registration fee.

Item 14. Indemnification of Directors and Officers.

Holdco is a Massachusetts corporation. Massachusetts General Laws Chapter 156D, Sections 8.51 – 8.59, inclusive, provide that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the shareholders, or a contract adopted by its board of directors or shareholders.

Both chapter 156D, Section 8.57 and the Holdco A&R Articles provide that the corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director or while serving at Holdco’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity, or arising out of his or her status as such. Holdco has obtained directors’ and officers’ liability insurance for Holdco, the First Surviving Company, and the Second Surviving Company that covers (i) those persons who were directors and officers of RET prior to the Closing and (ii) those persons who will be the directors and officers of Holdco and its subsidiaries (including the Second Surviving Company after the effective time of the Company Merger) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for RET’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as RET.

Under Chapter 156D, Section 8.51(d), Holdco may not indemnify a director unless ordered to do so by a court if his or her conduct (i) did not satisfy the requirements that he or she (A) has conducted himself or herself in good faith, (B) reasonably believed that his or her conduct was in the best interest of Holdco or that his or her conduct was at least not opposed to the best interests of Holdco, (C) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, or (ii)(A) constituted a breach of the director’s duty of loyalty to the corporation or its shareholders, (B) involved acts or omissions not in good faith or intentional misconduct or a knowing violation of law, (C) resulted in an improper distributions under section 6.40 of Chapter 156D of the Massachusetts General Laws, (D) resulted in the director deriving an improper benefit, or (E) with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan, was at least not opposed to the best interests of Holdco.

The determination of whether the relevant standard of conduct have been met shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (b) by special legal counsel selected by a majority vote of all the disinterested directors or by a majority of the members of a committee of two or more disinterested directors appointed by vote; (c) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or (d) by the shareholders (but shares owned by or voted under the control of a disinterested director may not be voted on the determination).

Holdco is not obligated under the Holdco A&R Articles to indemnify or advance expenses to a director or officer of a predecessor of Holdco pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. The Holdco A&R Articles provide that no amendment or repeal of the indemnification provision of its bylaws or of the relevant provisions of Chapter 156D shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal. The Holdco A&R Articles provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of Holdco for acts or omissions occurring prior to the amendment or repeal. The articles also provide that if the Massachusetts Business Corporation Act is subsequently amended to increase the scope of permitted indemnification, indemnification under the articles shall be provided to the full extent permitted or required by the amendment.

Item 15. Recent Sales of Unregistered Securities.

The Class A Common Stock being registered hereby includes shares of Class A Common Stock (including shares underlying shares of Class B Common Stock) issued to the former shareholders of RET upon the closing of the Business Combination as consideration for their shares of common stock of RET pursuant to the terms of the Business Combination Agreement, shares of Class A Common Stock issued to the former sponsors of Coliseum upon the closing of the Business Combination as consideration for their Coliseum Class A ordinary shares pursuant to the terms of the Business Combination Agreement, shares of Class A Common Stock issued at the closing of the Business Combination upon the exchange of Coliseum Private Placement Warrants pursuant to the Warrant Exchange Agreement, shares of Class A Common Stock issued to PIPE Investors pursuant to the terms of the PIPE Subscription Agreements, and shares of Class A Common Stock issued to a vendor as consideration for services rendered.

On December 31, 2024, in connection with the Closing of the Business Combination, the former RET shareholders received an aggregate of 2,125,540 shares of Class A Common Stock and 57,572 shares of Class B Common Stock pursuant to the terms of the Business Combination Agreement.

On December 31, 2024, In connection with the Closing of the Business Combination, on December 31, 2024, Holdco issued 61,474 shares of Class A Common Stock to the PIPE Investors pursuant to the PIPE Subscription Agreements, for aggregate proceeds of approximately $700,000. On January 29, 2025, the Company closed an additional $500,000 of investment pursuant to the PIPE Subscription Agreements and issued an aggregate of 43,910 shares of Class A Common Stock to the PIPE Investors. On February 6, 2025, the Company closed on an additional $150,000 of investment pursuant to the PIPE Subscription Agreements and issued an aggregate of 13,173 shares of Class A Common Stock to the PIPE Investors.

In connection with the Business Combination, pursuant to the terms of the Warrant Exchange Agreement, on December 31, 2024, Holdco issued an aggregate of 806,250 shares of Class A Common Stock to the former holders of Coliseum Private Placement Warrants.

In connection with the Business Combination, on December 31, 2024, Holdco issued an aggregate of 5,000 shares of Class A Common Stock to a vendor as consideration for services rendered.

The shares of Class A Common Stock issued to the PIPE Investors pursuant to the PIPE Subscription Agreements, the shares of Class A Common Stock and Class B Common Stock issued to the RET shareholders pursuant to the Business Combination Agreement, the shares of Class A Common Stock issued pursuant to the Warrant Exchange, and the shares of Class A Common Stock issued to the vendor, have not been registered under the Securities Act and have been issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction by an issuer not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1†	Business Combination Agreement, dated June 25, 2024, by and among Coliseum Acquisition Corp., Rain Enhancement Technologies, Inc., Rain Enhancement Technologies Holdco, Inc., Rainwater Merger Sub 1, Inc., and Rainwater Merger Sub 2, Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 (File No. 333-283425)).
2.2	Assignment of Business Combination Agreement, dated August 22, 2024, by and among Rainwater Merger Sub 2, Inc. and Rainwater Merger Sub 2A, Inc. (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-4 (File No. 333-283425)).
2.3†	Amendment to Business Combination Agreement, dated August 22, 2024, by and among Coliseum Acquisition Corp., Rain Enhancement Technologies, Inc., Rain Enhancement Technologies Holdco, Inc., Rainwater Merger Sub 1, Inc., and Rainwater Merger Sub 2A, Inc. (incorporated by reference to Exhibit 2.3 to the Registration Statement on Form S-4 (File No. 333-283425)).
3.1	Amended and Restated Articles of Organization of Rain Enhancement Technologies Holdco, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on January 7, 2025).
3.2	Amended and Restated Bylaws of Rain Enhancement Technologies Holdco, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on January 7, 2025).
4.1	Specimen Class A Common Stock Certificate of Rain Enhancement Technologies Holdco, Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (File No. 333-283425)).
4.2	Specimen Warrant Certificate of Rain Enhancement Technologies Holdco, Inc. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-4 (File No. 333-283425)).
4.3	Warrant Agreement, dated June 22, 2021, by and between Coliseum Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4 (File No. 333-283425)).
4.4	Warrant Assignment, Assumption and Amendment Agreement, dated December 31, 2024, by and among Rain Enhancement Technologies Holdco, Inc., Coliseum Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on January 7, 2025).
5.1*	Opinion of TCF Law Group, PLLC regarding the legality of the securities being registered.
10.1+	Form of Indemnification Agreement between Rain Enhancement Technologies Holdco, Inc. and each of its officers and directors (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 7, 2025).
10.2	Lock-Up Agreement, dated December 31, 2024, by and among Holdco and certain shareholders of Holdco (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on January 7, 2025).
10.3	Letter Agreement, dated June 22, 2021, by and among Coliseum Acquisition Corp., its officers and directors and the Previous Sponsor (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 (File No. 333-283425)).
10.4	Joinder, dated November 22, 2023, between Coliseum Acquisition Corp. and Harry L. You (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 (File No. 333-283425)).
10.5	Form of Joinder by and among the Extension Non-Redeeming Shareholders and Coliseum Acquisition Corp. (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on January 7, 2025).

10.6	Registration Rights Agreement, dated December 31, 2024, by and among Rain Enhancement Technologies Holdco, Inc. and each of the stockholders of Rain Enhancement Technologies Holdco, Inc. identified on the signature pages thereto (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on January 7, 2025).
10.7+	Rain Enhancement Technologies Holdco, Inc. 2024 Incentive Plan (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on January 7, 2025).
10.7.1+	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.7.1 to the Current Report on Form 8-K filed on January 7, 2025).
10.7.2+	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.7.2 to the Current Report on Form 8-K filed on January 7, 2025).
10.8	Warrant Exchange Agreement, dated December 17, 2024, by and among Coliseum Acquisition Sponsor, LLC, Berto, LLC, Coliseum Acquisition Corp. and Rain Enhancement Technologies Holdco, Inc. (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed on January 7, 2025).
10.9	Form of Subscription Agreement by and among Rain Enhancement Technologies Holdco, Inc. and the PIPE Investors (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on December 30, 2024).
10.10	Form of Non-Redemption Agreement between the Extension Non-Redeeming Shareholders and Coliseum Acquisition Corp. (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 (File No. 333-283425)).
10.11†	Loan Agreement, dated December 30, 2024, by and between Rain Enhancement Technologies Holdco, Inc. and RHY Management LLC (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed on January 7, 2025).
10.12	Forward Purchase Agreement, dated as of December 30, 2024, by and among Coliseum Acquisition Corp., Rain Enhancement Technologies, Inc., Rain Enhancement Technologies Holdco, Inc., and Meteora Capital Partners and certain of its affiliates (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed on January 7, 2025).
10.13+	Employment Agreement, dated as of June 26, 2024, by and between Rain Enhancement Technologies, Inc. and Christopher Riley (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 (File No. 333-283425)).
10.14**+	Letter Agreement, dated January 29, 2025, by and between Rain Enhancement Technologies Holdco, Inc., Rain Enhancement Technologies, Inc., and Christopher Riley.
10.15+	Offer Letter, dated December 31, 2024, between Rain Enhancement Technologies Holdco, Inc. and Randy Seidl (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K filed on January 7, 2025).
10.16†	Exclusive License Agreement, dated as of November 21, 2022, by and between Theodore R. Anderson and Rain Enhancement Technologies, Inc. (incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K filed on January 7, 2025).
10.17†	Memorandum of Understanding, dated March 15, 2023, by and between Discovery Land Consolidated, LLC and Rain Enhancement Technologies, Inc. (incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K filed on January 7, 2025).
23.1**	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Coliseum, with respect to the audited financial statements of Coliseum as of and for the year ended December 31, 2023.
23.2**	Consent of RBSM LLP, independent registered public accounting firm of Coliseum, with respect to the audited financial statements of Coliseum as of and for the year ended December 31, 2022.
23.3**	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of RET, with respect to the audited financial statements of RET as of and for the year ended December 31, 2023 and as of December 31, 2022 and for the period from November 10, 2022 (inception) through December 31, 2022.
23.4**	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Rain Enhancement Technologies Holdco, Inc., with respect to the audited financial statements of Rain Enhancement Technologies Holdco, Inc., as of September 30, 2024 and for the period from May 21, 2024 (inception) through September 30, 2024.
23.5*	Consent of TCF Law Group, PLLC (included as part of Exhibit 5.1).
24.1**	Power of Attorney
107**	Calculation of Registration Fee Table.

*	Filed herewith.
**	Previously filed.
†	The annexes schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.
+	Management contract or compensatory plan or arrangement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(7)	that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Arlington, State of Texas, on this 11th day of February, 2025.

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

By:	/s/ Oanh Truong
	Name:	Oanh Truong
	Title:	Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer and Director
Randall Seidl	(Principal Executive Officer)	February 11, 2025

/s/ Oanh Truong	Interim Chief Financial Officer
Oanh Truong	(Principal Financial and Accounting Officer)	February 11, 2025

*	Director
Harry You		February 11, 2025

*	Director
Lyman Dickerson		February 11, 2025

*	Director
Alexandra Steele		February 11, 2025

*	Director
Christopher Riley		February 11, 2025

*By	/s/ Oanh Truong, Attorney-in-Fact.